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                                                                       EXHIBIT 5






                                                  December 19, 2002

         Thousand Trails, Inc.
         3801 Parkwood Blvd., Suite 100
         Frisco, Texas 75034

                  Re: Thousand Trails, Inc. 2001 Stock Option and Restricted Stock Purchase Plan

         Ladies and Gentlemen:

                  I am the Vice President, General Counsel and Secretary of Thousand Trails, Inc., a Delaware corporation (the "Company"). As such, I am familiar with the Company's 2001 Stock Option and Restricted Stock Purchase Plan (the "Plan") and the proposed issuance of up to 650,000 shares (the "Shares") of Common Stock, $.01 par value, of the Company (the "Common Stock") pursuant thereto.

                  I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based thereon, I am of the opinion that the Shares that may be issued pursuant to the Plan and the authorized forms of stock option agreements and other awards under the Plan will be, when issued in accordance with the Plan and such agreements and other awards, duly authorized, validly issued, fully paid and non-assessable.

                  I am licensed to practice law in the State of Washington, and I express no opinion as to any laws other than those of such jurisdiction and the laws of the United States of America and the present corporate laws of the State of Delaware and the present judicial interpretations thereof.

                  I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the "Commission") to effect the registration of the Shares under the Securities Act of 1933 (the "Act") and to the reference to me under the caption "Item 5. Interests of Named Experts and Counsel" in such Registration Statement. In giving this consent, I do not admit I am included in the category of persons whose consent in required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                               Very truly yours,

                                               /s/ Walter B. Jaccard

                                               Walter B. Jaccard
                                               Vice President, General Counsel
                                               and Secretary